Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
30 October 2006
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
John Heskett, tel: +1 801 584 5768

HUNTSMAN TO ISSUE SENIOR SUBORDINATED NOTES

COMPANY TO USE NET PROCEEDS TO REDEEM MORE EXPENSIVE DEBT

The Woodlands, TX, October 30, 2006 — Huntsman International LLC, a wholly owned subsidiary of Huntsman Corporation (NYSE:HUN), today announced its intention, subject to market and other conditions, to raise approximately $400 million US dollar equivalents through a private offering of U.S. dollar and euro denominated senior subordinated notes. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act. The company intends to use all of the net proceeds to redeem part of its outstanding 10 1/8% senior subordinated notes due 2009, subject to completion of the offering.

This release is not an offer of securities.  The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.